EXHIBIT 5.1

December 3, 2001

Board of Directors
Simula, Inc.
2700 North Central Avenue
Suite 1000
Phoenix, Arizona 85004

         Re: Registration Statement on Form S-8 – 650,000 Shares of Common Stock

         Gentlemen:

         As General Counsel of Simula, Inc. (“Company”), I have reviewed the above-captioned Registration Statement on Form S-8 under the Securities Act of 1933, as amended, which the Company has filed with the Securities and Exchange Commission with respect to the offer and sale of up of to 200,000 additional shares of Common Stock (the “Securities”) by the Company pursuant to the Company’s Employee Stock Purchase Plan (the “Stock Purchase Plan”) and up to 450,000 additional shares of the Securities pursuant to the Company’s 1999 Incentive Stock Option Plan (together with the Stock Purchase Plan, the “Plans”).

         I have examined the Company’s Articles of Incorporation, as amended and restated, bylaws, minutes of the Company’s Board of Directors meetings, the Plans, and such other records and documents as I have deemed relevant for purposes of rendering this opinion. Based upon the foregoing, I am of the opinion that the Securities, when issued and sold as set forth in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

         I hereby consent to the incorporation of this opinion in the Registration Statement of Simula, Inc. on Form S-8.

Very truly yours,

SIMULA, INC.

/s/ Benjamin G. Clark Benjamin G. Clark General Counsel